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                                                           Exhibit 99.1


                EASTERN ENTERPRISES COMPLETES COLONIAL GAS MERGER


         WESTON, MA - August 31, 1999 - Eastern Enterprises (NYSE: EFU) today announced that it had completed its merger with Colonial Gas Company (NYSE:
CLG).
         Colonial shareholders will receive the equivalent of $37.50 per share in cash and/or Eastern common stock. Colonial shareholders who elected to receive Eastern common stock will receive 0.85239 share of Eastern common stock for every share of Colonial common stock, based on Eastern's market value (determined by the average closing price per share for the ten consecutive trading days prior to and including the third trading day prior to the closing date), subject to proration. Preliminary results indicate that Colonial shareholders have elected to receive Eastern stock for approximately 6 million shares of Colonial stock. Therefore, according to the terms of the merger, those elections will be pro-rated to receive approximately 82% Eastern stock and 18% cash. All Colonial shareholders who elected to receive cash for their Colonial shares will receive cash payment. Colonial shareholders who did not make an election will receive cash for their Colonial shares and will be sent instructions as to how to exchange their shares over the next few days. Eastern is paying $150 million cash and issuing approximately 4,220,000 shares in connection with this transaction, which has an equity value of $336 million and a total transaction value of $474 million.


         Eastern Enterprises owns and operates Boston Gas Company, Colonial Gas Company, Essex Gas Company, Midland Enterprises Inc. and ServicEdge Partners, Inc. Upon completion of the pending merger with EnergyNorth, Inc., Eastern will serve over 800,000 natural gas customers in Massachusetts and New Hampshire. Midland, headquartered in Cincinnati, Ohio, is the leading carrier of coal and a major carrier of other dry bulk cargoes on the nation's inland waterways. ServicEdge is the largest unregulated provider of residential HVAC equipment installation and service to customers in Massachusetts.


Eastern Enterprises' press releases are available via fax by calling, toll-free, 1-800-311-4607 or on the Internet at Eastern's Home Page on the World Wide Web: http://www.efu.com

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